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                                                                      Exhibit 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Waddell & Reed Financial, Inc.

We consent to incorporation by reference in the Registration Statement No. 333-65827 on Form S-8, as amended, of our report dated February 11, 2000, relating to the consolidated balance sheets of Waddell & Reed Financial, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of Waddell & Reed Financial, Inc.


/s/ KPMG LLP
Kansas City, Missouri
March 17, 2000